Exhibit (d)(2)

CONFIDENTIAL DISCLOSURE AGREEMENT

THIS AGREEMENT is entered into as of this 3rd day of January, 2008, by and between Comtech Telecommunications Corp., a Delaware corporation having a place of business at Melville, New York (“Comtech”), and Radyne Corporation, a Delaware corporation having a place of business at Phoenix, Arizona (“Radyne”).

W I T N E S S E T H:

In consideration of the mutual covenants, terms and conditions hereinafter expressed, Comtech and Radyne agree as follows:

1. “Confidential Information” with respect to a party hereto (the “Disclosing Party”) shall mean technical and business information including, where appropriate and without limitation, any information, business and financial data, patent disclosures, patent applications, structures, models, techniques, processes, mask works, compositions, and compounds relating to the same disclosed by the Disclosing Party to the other party hereto (the “Receiving Party”) or obtained by the Receiving Party through observation or examination of information, but only to the extent that such information is maintained as confidential by the Disclosing Party and is marked or otherwise identified as confidential when disclosed to the Receiving Party or, in the case of information given verbally, is identified as confidential in a written document received by the Receiving Party within 30 days of such verbal disclosure to the Receiving Party.

2. In connection with the consideration of a possible negotiated transaction between Comtech and Radyne, each of Comtech and Radyne agrees to disclose certain Confidential Information to the other in connection with their respective evaluations of such possible negotiated transaction. The parties intend that Confidential Information will be exchanged through a data room or otherwise and that management presentations and meetings will occur as promptly as practicable.

3. Each Receiving Party agrees that it will not disclose any Confidential Information received from the Disclosing Party to third parties other than to its general partners, directors, officers, employees, attorneys, accountants, bankers, financial advisors or consultants (collectively, Representatives”) who need to know such information for the sole purpose of evaluating a possible negotiated transaction between Comtech and Radyne (it being understood that such Representatives shall be informed of the confidential nature of such information and shall agree to keep such information confidential), and each Receiving Party agrees not to use any of such Confidential Information at any time except for the purposes of evaluation; provided, however, each Receiving Party shall have no liability to the Disclosing Party with respect to use, or disclosure to others not parties to this Agreement, of such information as the Receiving Party can establish to:

(a) have been publicly known;

(b) have become publicly known, without fault on the part of Receiving Party, subsequent to disclosure by the Disclosing Party of such information to the Receiving Party or its Representatives;

(c) have been otherwise known by the Receiving Party prior to communication by the Disclosing Party to the Receiving Party of such information;

(d) have been received by the Receiving Party at any time from a source other than the Disclosing Party lawfully having possession of such information;

(e) have been independently developed by the Receiving Party without use of such information; or

(f) be required by law, regulation, NASDAQ requirement or legal process,

in the cases of subsections (c) and (d), provided that the source of such information was not known by the recipient to be bound by a confidentiality agreement or other legal or fiduciary obligation of confidentiality.

4. Each party hereto agrees that, without prior written consent of the other party hereto, it or its Representatives will disclose only to its Representatives, and then only on a need to know basis, the fact that discussions or negotiations are taking place concerning a possible transaction between the parties, or any of the terms, conditions or other facts with respect thereto (including the status thereof), or that Confidential Information has been or may be made available to the other party, provided that a party hereto may make such disclosure to another person if in the opinion of their counsel such disclosure is required by applicable law, regulation, NASDAQ requirement or legal process.

5. In the event that a Receiving Party or any of its Representatives are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt written notice of any such request or requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party or any of the Receiving Party’s Representatives are nonetheless, in the opinion of the Receiving Party’s counsel, legally compelled to disclose Confidential Information or else stand liable for contempt or suffer other censure or penalty, the Receiving Party or the Receiving Party’s Representative may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises the Receiving Party is legally required to be disclosed, provided that the Receiving Party exercise efforts, at the Disclosing Party’s expense, to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

6. Comtech further agrees that, without the prior consent of Radyne, all communications regarding the proposed transaction, requests for additional information, and discussions or questions regarding procedures, will be submitted or directed only to Needham & Company and not to Radyne or any of its affiliates or any of its or their respective Representatives.

7. If either party hereto decides that such party does not wish to proceed with a transaction with the other party, then such party shall promptly notify the other party of that decision and, in that case, at any time upon the request of the Disclosing Party for any reason, each Receiving Party shall promptly deliver to the Disclosing Party all tangible items relating to Confidential Information, including all written material, photographs, models, mask works, compounds, compositions and the like made available or supplied by the Disclosing Party to the Receiving Party, and all copies thereof, and all other material relating to a possible transaction prepared by a Receiving Party or its Representatives shall be destroyed and no copy thereof shall be retained. Notwithstanding the return or destruction of the Confidential Information and such related material, each party hereto and such party’s Representatives will continue to be bound by such party’s obligations of confidentiality and other obligations hereunder.

8. This Agreement shall not be construed to grant any license or other rights except as specified herein.

9. This Agreement may not be assigned by a party hereto.

10. Each Disclosing Party warrants that it believes that it has the right to enter into and to perform its obligations hereunder without any breach of its obligations to others. Each Disclosing Party makes no other warranty relating to the Confidential Information and the use to be made thereof by the Receiving Party and disclaims all implied warranties. Each Receiving Party agrees that neither the Disclosing Party nor any of its Representatives (including, without limitation, Needham & Company) shall have any liability to such Receiving Party or any of its Representatives relating to or resulting from the use of the Confidential Information. Only those representations and warranties that are made in a final definitive agreement regarding the transactions contemplated by paragraph 2, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

11. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

12. Each Receiving Party agrees that unless and until a definitive agreement between the parties with respect to any transaction referred to in paragraph 2 has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of its directors, officers, employees, agents or any other representatives or its advisors or representatives thereof except, in the case of this Agreement, for the matters specifically agreed to herein. Comtech further acknowledges and agrees that Radyne reserves the right, in its sole discretion, to reject any and all proposals made by Comtech with regard to a transaction between Comtech and Radyne, and to terminate discussions and negotiations with Comtech at any time.

13. In consideration of the Confidential Information being furnished hereunder, each party hereby agrees that, for a period of two years from the date hereof, neither party nor any of its affiliates will directly or indirectly solicit to employ any of the officers or employees of the other party so long as they are employed by such other party without obtaining the prior written consent of the affected party, provided, however, that the foregoing shall not prohibit either party from general solicitations of employment by placement of general advertisements for employees in newspapers or other media of general circulation. For purposes of this letter agreement, the term “affiliate” shall have the meaning ascribed thereto in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

14. In consideration of the Confidential Information being furnished to Comtech, Comtech hereby further agrees that, without the prior written consent of the Board of Directors of Radyne, for a period of 18 months from the date hereof, neither Comtech nor any of its affiliates, acting alone or as part of a group, will:

(a) Acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities (or direct or indirect rights or options to acquire any voting securities) of Radyne;

(b) Conduct, or in any way participate, directly or indirectly, in, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote or consent or seek to advise or influence any person or entity with respect to the voting of consenting of any of the securities of Radyne, or otherwise seek to control or influence its management, Board of Directors or policies;

(c) Submit a proposal for or offer of (with or without conditions) any extraordinary transaction involving Radyne or its securities or assets, including any recapitalization, restructuring, securities buyback, liquidation or dissolution;

(d) Form, join, or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act in connection with any of the matters of the type set forth in the foregoing clauses (a) through (c) hereof;

(e) Discuss or communicate regarding any of the foregoing matters with any stockholder of Radyne; or

(f) Take any action that might force Radyne to make a public announcement regarding any of the matters of the type set forth in clauses (a) through (e) hereof.

Notwithstanding the foregoing, the limitations and prohibitions set forth in this paragraph and the immediately preceding paragraph shall no longer apply from the earliest of (x) the date a third party enters into an agreement or letter of intent with Radyne to acquire, or a third party acquires, “beneficial ownership” (as such term is defined under the Exchange Act) of fifty percent (50%) or more of the common equity of Radyne, or the Board of Directors of Radyne (or any committee thereof) recommends publicly that the stockholders of Radyne tender to a third party proposing to acquire beneficial ownership of fifty percent (50%) or more of the common equity of Radyne or (y) the time that the current members of the Board of Directors of Radyne no longer represent a majority of the Board of Directors of Radyne, it being understood that the replacement of or appointment of additional directors not constituting in the aggregate a majority of the current size of the Board of Directors shall not be deemed to trigger this clause (y). In addition, nothing in this paragraph or the immediately preceding paragraph shall limit the ability of Comtech from making oral or written proposals to the Board of Directors of Radyne or its Representatives regarding any potential transaction, provided such oral or written proposals would not reasonably be expected to compel Radyne under applicable law or regulation to make a public announcement or disclosure.

15. This Agreement contains the entire understanding between the parties hereto with respect to the matters covered herein and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

16. The obligations of each party hereunder shall continue for a period of two years from the date hereof, except if not otherwise permitted under the provisions of this Agreement the fact that the parties have had discussions or negotiations regarding a transaction, which information shall remain in confidence for five years. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties consent to the federal courts located in the state of the principal headquarters of Radyne as a non-exclusive venue for any litigation arising out of this Agreement.

17. Each Receiving Party shall be responsible for any breach of this letter agreement by any of their Representatives and agrees at their sole expense to take all reasonable measures (including but not limited to court proceedings) to restrain their Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

18. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by either Receiving Party or any of their Representatives and that the Disclosing Party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity.

19. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ACCEPTED AND AGREED TO:

COMTECH TELECOMMUNICATIONS CORP.		RADYNE CORPORATION

By	/s/ Fred Kornberg	By	/s/ Carl Myron Wagner
	Fred Kornberg		Carl Myron Wagner
Title	Chief Executive Officer	Title	Chief Executive Officer